Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

Dynavax Reports Phase 1B Safety and Immunogenicity Results for HEPATITIS B THERAPY CANDIDATE

BERKELEY, CA - December 23, 2010 - Dynavax Technologies Corporation (Nasdaq: DVAX) today reported safety and immunogenicity data from its Phase 1b clinical trial of DV-601, its proprietary hepatitis B therapeutic vaccine. The dose escalation study assessed safety and the immunologic and virologic responses in 14 subjects with chronic hepatitis B infection. The Phase 1b data showed:

    All doses were generally safe and well tolerated; and
    Individual immunologic and virologic responses were observed across cohorts at all dose levels.

No conclusions regarding the potential clinical impact of the therapy could be reached in this small study. Dynavax's treatment approach combines both the surface and core hepatitis B virus (HBV) antigens with ISCOMATRIX® adjuvant originally entered into development by Rhein Biotech prior to its acquisition by Dynavax in 2006. The candidate vaccine, DV-601, is designed to induce an immune response against HBV-infected cells and if proven to be safe and effective, may offer an alternative therapeutic option for patients chronically infected with HBV.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAVTM, a Phase 3 investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit, www.dynavax.com.

ISCOMATRIX® is a registered trademark of CSL Behring

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